Merger & Acquisition Agreement-Supplementary Agreement

Party A: Lv Xinjuan ID No. 370831198208100763;

               Kong Lingjin ID No. 370831198210100711;

Party B: Taian Senlin Pharmaceutical Co., Ltd.

Party C: Shandong Global Pharm Co., Ltd.

Merger & Acquisition Agreement: The Merger & Acquisition Agreement signed by Party A, Party B and Party C on May 24, 2011

Whereas:

Party A, Party B and Party C have entered the merger & acquisition agreement on Party C fully acquiring Party B on May 20, 2011. Through negotiation of three parties, matters unmentioned in the former merger & acquisition agreement has been supplemented and entered the supplement agreement, which shall be observed by all parties.

Article 1 Benefit transfer day:

1.
Party A, Party B and Party C agree that May 31, 2011 is the benefit transfer day of Party B. On the benefit transfer day, Party A shall transfer the management right, operating right, relevant seals, financial seal, contract seal and bank account seal of Party B to Party C or the person designated by Party C. After the benefit transfer day, Party C has the full disposal right to Party B’s assets, liabilities and benefits, and assumes the operation, management and the relevant legal risk of Party B.

Article 2 M&A payment:

1.
Through negotiation, except for RMB 5 million registered capital paid by Party C to Party A agreed in Article 1 and 2 of the former merger and acquisition agreement, Party C shall pay RMB 2 million to Party A as the network compensation for Party C acquiring Party B within 30 working days after the benefit transfer day. All shareholders of Party A shall unconditionally lend 50% of the network compensation to Party B as the supplement working capital of Party B within 3 working days after receiving the network compensation. Party B shall fully repay it to Party A at the expiration date of the borrow money in the next year.

2.
If Party C fails to pay to Party A in accordance with the acquisition payment and compensations agreed in the Merger & Acquisition Agreement and Supplementary Agreement, Party A has the right to request to terminate the Agreement, and restore its pre-changed registration information. Party A shall return the prophase M&A payment, network compensation and investment payment to Party C without interests, and deduct RMB 0.5 million from these amount as the liquidated damages compensation of Party C’s breach of the Agreement.

Article 3 Amendment of agreement

The amendment of the Supplement Agreement shall be negotiated by three parties and entered the written amendment agreement.

Article 4 Applicable laws and dispute solution

1.	The Supplement Agreement is governed by the related laws and regulations of the People’s Republic of China.
2.
Any dispute or disagreement aroused by the Supplement Agreement or related to the Supplement Agreement shall be solved by the partied concerned through friendly negotiation; if the negotiation fails, it shall be solved by the court through lawsuit.

Article 5 Others

1.	The Supplement Agreement shall come into force after being signed by the parties concerned.
2.	The Supplement Agreement has six copies, with each party holding two respectively, covering equal legal force.

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Parties concerned:

Party A: Lv Xinjuan and Kong Lingjin (shareholders of Party B)

Party B: Taian Senlin Pharmaceutical Co., Ltd.

Representative: Lv Xinjuan

Party C: Shandong Global Pharm Co., Ltd.

Representative: Song Yanliang

Signing place: Jinan City of Shandong Province

Signing date: May 25, 2011